UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 9, 2003

RUBY TUESDAY, INC.
(Exact Name of Registrant as Specified in Charter)

GEORGIA	1-12454	63-0475239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of principal executive offices)

(865) 379-5700
(Registrant’s telephone number, including area code)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c) Exhibits.

EXHIBIT	DESCRIPTION
99.1	Press Release dated July 9, 2003.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

        On July 9, 2003, the Registrant issued a press release announcing its financial results for the quarter and fiscal year ended June 3, 2003. A copy of the press release is attached hereto as Exhibit 99.1.

        The press release contains the following financial data that may be considered “non-GAAP financial measures” under Regulation G which was recently adopted by the Securities and Exchange Commission:

  Gross same-store sales, calculated based on restaurant sales without any reduction for the cost of sales building programs and discounts; and
  Diluted earnings per share, net income and pre-tax margins excluding a non-recurring charge of $17.5 million (after-tax) recorded in fiscal 2002 to fully reserve for the Specialty Restaurant Group, LLC (“SRG”) note receivable; and
  Goal for total debt to capital for fiscal 2004.

        The Company believes that gross same-store sales provides useful information to investors because it: (i) is a more meaningful measure of restaurant operating performance by treating the costs of sales building programs and promotions, which are not restaurant specific, the same as advertising expenses, and (ii) is more comparable to same-store sales information provided by other restaurant companies that rely on advertising as a means to promote customer traffic and brand recognition. The Company also uses gross same-store sales measures in its internal evaluation of restaurant performance, and in implementing incentive compensation programs for operational executives. In addition, the Company uses gross same-store sales financial measures to be consistent with its past practice and disclosures.

      The Company believes that diluted earnings per share, net income and pre-tax margins, adjusted to exclude the non-cash charge in fiscal 2002 relating to the SRG note receivable, are useful to investors because these financial measures reflect adjustments for a one time non-recurring charge thereby permitting a more meaningful comparison of the Company's operating performance between current and prior fiscal year periods.

        The Company believes that total debt to capital provides investors with a more useful understanding of the overall capital structure, as total debt to capital takes into consideration operating lease commitments , outstanding letters of credit and any guarantees which in accordance with Generally Accepted Accounting Principles are not reflected on the financial statements.

      SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

BY: /S/ MARGUERITE N. DUFFY —————————————— Marguerite N. Duffy Senior Vice President and Chief Financial Officer

Date: July 9, 2003